Exhibit 10.3

August 29, 2023

Dear Mr. Grant Deans,

It is a pleasure to offer you the position of VP of Accounting at Rubicon (“Rubicon” or the “Company”). This is a full-time position that reports to Chris Spooner and the responsibilities will consist of those duties you have discussed with Chris Spooner and Kevin Schubert.

The Company expects you will commence your employment effective October 2, 2023 (the “Start Date”). This date is tentative and contingent upon the successful completion of the work visa transfer. We are excited about working with you and believe that you will make significant contributions to Rubicon. This letter supersedes and replaces any other employment offer, arrangement, or understanding in its entirety. The terms of your position with Rubicon are as follows:

Compensation: Your compensation for this position will be $240,000.00 USD (“Compensation”) per year. This is a salaried position, and you will be exempt from overtime pay. You will be paid in accordance with Rubicon’s normal payroll practices, as in effect from time to time, and shall be subject to such withholdings and deductions as are required by law and by policies of Rubicon.

Bonus: In addition to your base salary, you will participate in the Incentive Program, which provides a target incentive of up to 35% of your base salary, based upon achieving established goals. The incentive, if any, will be prorated based on the number of full months in your position. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

Equity Award: In addition, you will be eligible to receive Restricted Stock Units (“RSUs”) under the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”). All RSU awards shall be subject to board approval and shall be granted and vest pursuant to the terms of the separate grant document to be entered into between you and the Company.

Benefits: Rubicon offers an exceptional package of health & welfare, financial, paid time-off and work/life benefits programs for our employees and their eligible dependents that supports our focus as an Employer of Choice. Your insurance coverage begins on the 1st of the month following 30 days of employment unless otherwise noted in the enclosed Benefits Overview. After 90 days of service, you are also eligible to participate in Rubicon’s 401(k) Plan with our employer match.

Paid-Time-Off (PTO): Rubicon offers an Unlimited Vacation Policy. There are no restrictions on the number of paid vacation days you receive each calendar year. However, time-off requests are subject to manager approval. Time off requests must be submitted at least two weeks in advance in accordance with Rubicon’s Handbook.

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Travel and Business Expenses. Necessary business expenses will be reimbursed in accordance with Rubicon’s policies.

Termination of Employment. Rubicon shall have no obligation to pay any remuneration to you after termination of employment for any reason, except for any Compensation accrued prior to the date of termination of employment, and any expense reimbursements incurred prior to date of termination of employment which are payable in accordance with Rubicon’s policies then in effect. Following a termination of employment for any reason, you agree to cooperate with Rubicon in all matters relating to the winding up of your pending work on behalf of Rubicon, and the orderly transfer of any such pending work to other employees of Rubicon as may be designated by Rubicon.

At-will Employment. This offer letter does not create a contract of employment for any particular length of time or a contract for benefits. Your employment relationship with Rubicon is at-will, subject to applicable law. At either your option or Rubicon’s option, your employment may be terminated at any time, with or without cause.

Employment and Confidentiality Agreement and Authorization to Work. This offer and continued employment is also contingent upon your ability to provide adequate documentation that you are eligible to work in the U.S. Further, as a condition of your employment, you will be requested to sign a restrictive covenant agreement.

As with all positions in our Company, this offer also is contingent upon successful passing of our background check and drug screen. I will arrange to have this effort coordinated with your current schedule. This offer further is contingent upon your having no contractual obligation to previous employers that would in any way limit your ability to perform your job at Rubicon. By signing this offer letter, you are affirming that you have not and will not use or disclose to the Company any confidential or proprietary information retained from any prior employer or any other entity with which you were affiliated.

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Acceptance. To indicate your acceptance of this offer, please sign below, and return it to my attention. Along with the restrictive covenant agreement, this letter sets forth the terms of your employment with Rubicon and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and Rubicon’s Chief Executive Officer.

Grant, your background, experience, and personal qualities will add a great deal to the Rubicon team. I believe we can offer you a bright future, full of opportunity. I look forward to welcoming you on board. If you have any questions regarding benefits, do not hesitate to contact Lauren Guilbeau, Head of Human Resources, at 678-831-0651.

Sincerely,

/s/ Lauren Guilbeau
Lauren Guilbeau
Head of Human Resources

Accepted by:	Date Signed:	8/30/2023│ 11:25 AM PDT

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